Exhibit 99.1

ASP Isotopes Inc. Enters into 25-Year Supply Agreement Valued at Up to $27 Million per Annum for Highly Enriched Molybdenum-100

ASP Isotopes Inc. NASDAQ: ASPI ("ASPI", the “Company”, “us”, “we” or “our”), an advanced materials company dedicated to the development of technology and processes designed to produce isotopes used in multiple industries, today announced that the Company has entered into 25-year supply agreement for highly enriched Molybdenum-100 (Mo-100) with BRICEM (Beijing Research Institute of Chemical Engineering Metallurgy). Mo-100 is used in the preparation of radiopharmaceuticals used in nuclear medicine procedures to diagnose heart disease and cancer, to study organ structure and function, and to perform other important medical applications. The contract has a value of up to $27 million per annum for 25 years and deliveries are scheduled to commence in July 2023. The Company now expects to begin delivering commercial quantities of Mo-100 from Q3 2023 versus previous guidance of “before 2024”. The Company continues to have discussions with BRICEM regarding the production of other isotopes.

It is anticipated that the highly enriched Mo-100 will be used in the production of either technetium-99m (Tc-99m) or Mo-99 in a cyclotron or in a linear accelerator. One hundred seventeen medical institutions in China are equipped with 120 medical cyclotrons, many of which are already capable of using Mo-100 in the preparation of radiopharmaceuticals. During 2019, there were 2.51 million SPECT (Single Photon Emission Computed Tomography) examinations in China, an increase of 19.9% compared to 2017 (1). In 2019 the Chinese Mo-99 market size was estimated to be $94 million and it is estimated to grow to $212 million by 2030 (2).

The Mo-99 supply chain has historically been fragile and remains so today. On November 17, 2022, the U.S. Food and Drug Administration (FDA) placed Tc-99m Sodium Pertechnetate generators on the Drug Shortages List. The Company also understands that several ex-US consumers of Mo-99 are currently without supply, due to supply issues. More information regarding the availability of Tc-99m generators is available on the FDA Drug Shortages List (https://www.accessdata.fda.gov/scripts/drugshortages/default.cfm). ASPI believes its Mo-100 is a viable competitor to Mo-99, a $3.5 billion global market.

The Company’s molybdenum enrichment facility, currently under construction in Pretoria, South Africa is designed to have capacity to produce greater than 20 Kg/ year of molybdenum enriched to >95% in the Mo-100 isotope. The Company is in commercial discussions with multiple potential customers in multiple regions, with anticipated demands that currently exceed four times the headline capacity of the plant during the first five years of proposed production. The Company plans to expand capacity to meet the demands of these potential customers and the Company will update investors with the actual production capacity of the facility during 1H 2023 when the plant is expected to enter the commissioning phase.

(1)    Du et al, European Journal of Nuclear Medicine and Molecular Imaging (2022) 49:2514–2530

(2)  Future Market Insights. Molybdenum-99 Market. Global Industry Analysis 2015-2019 and Opportunity Assessment 2020-2030.

About ASP Isotopes Inc.

ASP is an advanced materials company dedicated to the development of technology and processes designed to produce isotopes used in multiple industries. We have an exclusive license to use proprietary technology, the Aerodynamic Separation Process (“ASP technology”) for the production, distribution, marketing and sale of all isotopes.

Our initial focus is on the production and commercialization of enriched Molybdenum-100 (“Mo-100”), and we are constructing a first commercial-scale Mo-100 enrichment plant located in South Africa. We believe that the Mo-100 we may develop using the ASP technology has significant potential advantages for use in the preparation of nuclear imaging agents by radiopharmacies and others in the medical industry.

We may also seek to use the ASP technology to separate Silicon-28, which we believe has potential application in the quantum computing target end market, and Carbon-14, which we believe has potential application in the pharma/agrochemical target end market. In addition, we are considering future development of the ASP technology for the separation of Zinc-68, Ytterbium-176, Zinc-67, Nickel-64 and Xenon-136 for potential use in the healthcare target end market, and Uranium-235, Chlorine -37 and Lithium-6 for potential use in the nuclear energy target end market.

We were incorporated in Delaware in September 2021. Our principal executive offices are located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, and our telephone number is (561) 709-3034. Our website address is www.aspisotopes.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended and the Securities Litigation Reform Act of 1995. The Company may also make written or oral "forward-looking statements" in documents filed with the U.S. Securities and Exchange Commission, in press releases, in reports to stockholders and in other materials or communications describing the Company. These "forward-looking statements" involve a number of risks, uncertainties, assumptions and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from such statements. For a more detailed description of these risks, uncertainties, assumptions and other factors, please see the Company’s filings with the Securities and Exchange Commission, (and in particular the "Business", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the Company’s SEC filings). Readers are cautioned not to put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we have no intention and undertake no obligation to update or revise any of them in light of new information, future events or otherwise. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
Robert Ainscow – Interim Chief Financial Officer
ir@aspisotopes.com

Dave Gentry – RedChip
dave@redchip.com